Exhibit 10.2
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED

AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT		1 CONTRACT ID CODE	PAGE OF PAGES 1 | 10
2. AMENDMENT/MODIFICATION NO. P00007	3. EFFECTIVE DATE See Block 16C	4. REQUISITION/PURCHASE REQ. NO. [***]	5. PROJECT NO. (If applicable)
6. ISSUED BY CODE	ASPR-BARDA	7 ADMINISTERED BY (If other than Item 6) CODE	ASPR-BARDA02
ASPR-BARDA 200 Independence Ave., S.W. Room 640-G Washington DC 20201		US DEPT OF HEALTH & HUMAN SERVICES ASST SEC OF PREPAREDNESS & RESPONSE ACQ MANAGEMENT, CONTRACTS, & GRANTS O’NEILL HOUSE OFFICE BUILDING Washington DC 20515
8. NAME AND ADDRESS OF CONTRACTOR (No., street, county, State and ZIP code)		(x)	9A. AMENDMENT OF SOLICITATION NO.
MODERNATX, INC 1492235 Attn: [***] MODERNATX, INC. 200 TECHNOLOGY 200 TECHNOLOGY SQ CAMBRIDGE MA 021393578		9B. DATED (SEE ITEM 11)
		x	10A. MODIFICATION OF CONTRACT/ORDER NO. 75A50120C00034
CODE 1492235	FACILITYCODE	10B. DATED (SEE ITEM 13) 04/03/2020
11. THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICITATIONS
☐ The above numbered solicitation is amended as set forth in Item 14. The hour and date specified for receipt of Offers    ☐ is extended. ☐ is not extended.
Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended, by one of the following methods: (a) By completing Items 8 and 15, and returning _____________ copies of the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted; or (c) By separate letter or electronic communication which includes a reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEDGEMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by virtue of this amendment you desire to change an offer already submitted, such change may be made by letter or electronic communication, provided each letter or electronic communication makes reference to the solicitation and this amendment and is received prior to the opening hour and dale specified.

12. ACCOUNTING AND APPROPRIATION DATA (if required) Net increase: $62,705,357.06 See Schedule
13. THIS ITEM ONLY APPLIES TO MODIFICATION OF CONTRACTS/ORDERS. IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14.
CHECK ONE		A THIS CHANGE ORDER IS ISSUED PURSUANT TO: (Specify authority) THE CHANGES SET FORTH IN ITEM 14 ARE MADE IN THE CONTRACT ORDER NO. IN ITEM 10A.

B.    THE ABOVE NUMBERED CONTRACT/ORDER IS MODIFIED TO REFLECT THE ADMINISTRATIVE CHANGES (such as changes in paying office, appropriation data, etc.) SET FORTH IN ITEM 14. PURSUANT TO THE AUTHORITY OF FAR 43.103(b).

C. THIS SUPPLEMENTALAGREEMENT IS ENTERED INTO PURSUANT TO AUTHORITY OF:
X		D. OTHER (Specify type of modification and authority) FAR 43.103(a)
E. IMPORTANT: Contractor ☐ is not ☒ is required to sign this document and return 1 copies to the issuing office.
14. DESCRIPTION OF AMENDMENT/MODIFICATION (Organized by UCF section headings, including solicitation/contract subject matter where feasible.)
Tax ID Number: 27-0226313
DUNS Number: 069723520
The purpose of this modification is to support the additional scope of the Clinical Development Plan (CLIN 0002) which includes direct increases to the clinical subcontractors on the P201(Work Breakdown Structure 1.4.2.1), the pediatric studies P203 (WBS 1.4.2.3), and program management WBS (1.1) to support expansion into this critical population.
This modification adds $62,705,357 to CLIN 0002 and increases CLIN 0002 to $961,387,795 from $898,682,438. CLIN 0002 remains cost plus fixed fee (CPFF). Fee was not applied to the additional scope
Continued ...
Except as provided herein, all terms and conditions of the document referenced in Item 9 A or 10A, as heretofore changed, remains unchanged and in full force and effect.

15A NAME AND TITLE OF SIGNER (Type or print) Stephane Bancel, CEO		16A. NAME AND TITLE OF CONTRACTING OFFICER/Type or print) [***]
15B. CONTRACTOR/OFFEROR /s/ Stephane Bancel (Signature of person authorized to sign)	15C. DATE SIGNED 3/12/2021	16B. UNITED STATES OF AMERICA [***] (Signature of Contracting Officer)	16C. DATE SIGNED 03/12/2021
Previous edition unusable		STANDARD FORM 30 (REV 11/2016) Prescribed by GSA FAR(48 CFR) 53.243

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED 75A50120C00034/P00007				PAGE OF 2 | 10
NAME OF OFFEROR OR CONTRACTOR MODERNATX, INC 1492235
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

NSN 7540-01-152-8067	OPTIONAL FORM 336 (4-86) Sponsored by GSA FAR (48 CFR) 53.110

Contract #75A50120C00034
Modification P00007
C. Statement of Work
Updated with Modification P00007
Independently, and not as an agent of the United States Government, the contractor shall furnish all necessary services, qualified professional, technical, and administrative personnel, material, equipment and facilities, not otherwise provided by the Government under the terms of this contract, as needed to perform the tasks set forth below.
mRNA-1273 Vaccine Development (WBS 1.0)
The Contractor, Moderna, Inc. (“Moderna”) shall execute the preclinical, clinical, and chemistry, manufacturing and controls (CMC) activities required to license a vaccine against the SARS-CoV-2 virus (hereafter referred to as “mRNA-1273”). Building upon early clinical development already underway, this proposal will support the late stage development, including the demonstration of clinical efficacy and generation of a dataset supportive of licensure. Moderna will additionally evaluate the platform manufacturing capabilities relative to the needs for supply in response to a pandemic.
** Program Management (WBS 1.1) — Updated with Mod P00007
mRNA-1273 Program Management (WBS 1.1.1)
Moderna’s mRNA-1273 program team is composed of a multidisciplinary, highly matrixed, group of functional leads with experience in, and responsibility for, integrating plans and operationalizing strategies across Research, Toxicology, CMC, Regulatory Affairs, Clinical Development, Medical Affairs, Market Access and Launch Readiness in support of vaccine deployment under Emergency Use Authorization and Quality. Collectively, the team has advanced ten programs to first-in-human studies within five years. The group will be led by a program lead (PL) who will oversee and coordinate the activities necessary to meet the program objective of licensure. The PL will be the point of accountability for the development and deployment of mRNA-1273. [***]. The Sub Principal Investigator will be responsible for ensure sufficient manufacturing capacity and production of mRNA-1273. A program management office (PMO) will be responsible for managing the cost and schedule constraints of the contract via an integrated master schedule and corresponding budget, identifying and managing program risk, and ensuring contract compliance. With the input from the mRNA-1273 project team, the PMO will be responsible for coordinating the drafting of and management to an integrated development plan. Upon execution of the contract, weekly meetings with BARDA will be held to monitor program performance and monthly and annual reports will be will delivered to BARDA for the record.
In addition to funding provided by BARDA, Moderna will contribute by funding some of the subcontractor program management effort to support the contract. Note, this is not a cost sharing contract however this is to account for the funds contributed by Moderna.
Nonclinical Toxicology (WBS 1.2)
Development and Reproductive Toxicology of mRNA-1273 (WBS 1.2.2.1)
To assess the risk of administering the vaccine to pregnant women, a complete GLP rat developmental and reproductive toxicology (DART) study is planned. Female Sprague Dawley rats will be dosed at the highest anticipated clinical dose level and include a control arm of

Contract #75A50120C00034
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phosphate-buffered saline (PBS). As is typical for DART evaluations for vaccines, the animals will be immunized three times prior to mating and two times during gestation. Each group will have two cohorts (one group will undergo Cesarean section with examination of the uteri and embryos; the other group will have natural delivery and will be terminated at weaning).
Nonclinical (WBS 1.3)
For the purposes of this proposal it is assumed that the VRC continues to support nonclinical activities to develop murine and non-human primate efficacy studies, and animal models to assess the potential of vaccine- enhanced disease. The scope of work below will execute additional robustness experiments in these developed models.
Assess Disease Enhancement (WBS 1.3.3.1)
The CoV spike protein expressed by the mRNA-1273 vaccine is stabilized in the prefusion conformation which should be optimal for inducing high quality antibody responses with low binding antibody to neutralizing antibody ratios. mRNA delivery and induction of CD8 T cells and Th1 CD4 T cells will avoid Th2-biased responses. The SARS-CoV-2 S protein expressed by the mRNA-1273 vaccine is stabilized in the pre-fusion conformation which should be optimal for inducing high functional antibody responses with low binding antibody to neutralizing antibody ratios, as it has been seen in RSV DS-Cav1 clinical trials and 2P-stabilized CoV S animal studies. In addition, mRNA vaccines induce Th1 skewed response as has been evident in several pre-clinical and clinical vaccine programs at Moderna, including pandemic flu and CMV (PMID 28457665, 29456015). By expressing pre-fusion SARS-CoV-2 S delivered with mRNA we should induce CD8 T cells and Th1-biased CD4 T cell responses as shown in both human, NHP, and murine studies, thus avoiding a Th2- biased response.
We plan to perform studies in mouse and NHPs to assess the theoretical risk of vaccine induced disease enhancement triggered by CoV infection following vaccination with imRNA-1273.

[***]

Establish a Surrogate of Protection (WBS 1.3.3.2)
The primary endpoint for accelerated approval of a SARS-CoV-2 vaccine would be a neutralization assay. This endpoint must be supported with a body of pre-clinical work that demonstrates a correlation between

Contract #75A50120C00034
Modification P00007
neutralizing titers and efficacy and that quantifies a protective serologic threshold titer using the same neutralization assay. Murine and NHP efficacy models are being developed in parallel to the Phase 1 clinical study. Building on data from these preliminary models and studies, Moderna will conduct NHP efficacy and murine passive transfer studies to confirm and refine the surrogate of protection.

Clinical (WBS 1.4)
A Phase 1 study of mRNA-1273 in 120 healthy subjects 18-55 years of age will evaluate the safety and immunogenicity of two injections (28 days apart) at four dose levels (25, 50, 100 and 250 μg). The proposed Phase 2 study will enroll n=600 healthy subjects (>18 years) to receive two injections, 28 days apart, of placebo or 50 or 100 pg mRNA-1273, at 1:1:1, age stratified (18-55 yrs; >55 yrs).
The total safety database from the mRNA-1273 Phase 1 and Phase 2 studies will be approximately 445 adult participants exposed and approximately 245 adult participants at the highest dose level. The proposed Phase 2 study (synopsis included below) is intended to support entry to subsequent Phase 3 study(ies). [***]

Phase 2 Safety and Immunogenicity Study (WBS 1.4.2.1) — Updated with Mod P00007
Immediately following dose selection in the initial Phase 1 study the program will initiate a Phase 2 clinical study. The P201 study will confirm the safety and immunogenicity results from the open-label Phase 1, again testing a two-dose administration series 28d apart. Its assumed that 600 participants, randomized 1:1:1 active: placebo, testing a two dose levels of mRNA-1273. Enrollment will be age-stratified participants 18 year of age and above into two age cohorts. Primary objectives will include standard clinical safety evaluation with conventional safety and SARS-CoV-2-specific IgG endpoints though a neutralizing antibody assay would be preferred if available. Secondary objectives will evaluate of the specific humoral response against SARS-CoV-2 by binding and neutralizing antibody (nAb) response. Safety will be followed through 6 months post-last vaccination and primary immunogenicity endpoint will be measured at D57. The study will enroll in the US under IND. The study will assess COVID-19 as exploratory endpoint which may extend the duration of followup accordingly. Clinical trial assessments will include measurement of SARS-CoV-2 S-specific binding antibody and neutralizing activity in sera. This will provide an indication of vaccine-induced antibody quality and relative potency. Historically, immune-complex mediated lung pathology has been associated with a high ratio of binding to functional antibody activity. In addition, vaccine-induced T cell responses will be evaluated by peptide pool stimulation to define the pattern of cytokine production. [***]. To support the EUA, an interim clinical study synopsis will be drafted based on D57 safety and immunogenicity data.
** Pediatrics (WBS 1.4.2.3) - Updated with Mod P00007
Moderna will conduct an initial pediatric study plan (PSP) under Pediatric Research Equity Act requirements during the IND phase. A deferral will be requested for children less than 6 months

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Modification P00007
of age at the time of initial BLA approval. Having demonstrated the mRNA-1273 is safe, tolerated, and effective in adults, Moderna will test the safety and immunogenicity of mRNA-1273 in a pediatric population with an aged-based step-down design.
The P203 study is a Phase 2/3, randomized, observer-blind, placebo controlled, study to evaluate the safety, reactogenicity, and effectiveness of mRNA-1273 SARS-CoV-2 vaccine in 3000 healthy adolescents 12 to < 18 years of age. Participants will be randomly assigned to receive injections of either 100 μg of mRNA-1273 vaccine or a placebo control in a 2:1 randomization ratio. The goal of the study is to seek an indication for use of mRNA 1273 (100 pg IM, given as 2 injections, 28 days apart) in the 12 to < 18 year age group. The basis for demonstrating vaccine effectiveness is proposed to be met by serum antibody (Ab) response measured in this adolescent age group. The approach to inferring vaccine effectiveness will depend on whether or not an accepted serum Ab threshold conferring protection against COVID-19 has been established. If an Ab threshold of protection has been established, effectiveness will be inferred based on the proportion of adolescent study participants with serum Ab levels (on study Day 57) meeting or exceeding the Ab threshold. If an Ab threshold of protection has not been established, effectiveness will be inferred based on demonstrating non-inferiority of the geometric mean value of serum nAb from adolescent participants compared to the geometric mean value of serum nAb from adults enrolled in the ongoing clinical endpoint efficacy trial (Study P301).
This adolescent study will monitor all participants for a total of 12 months following the second dose of vaccine or placebo. Safety assessments will include solicited ARs (7 days post each injection), unsolicited AEs (28 days post each injection), medically attended adverse events (MAAEs), serious adverse events (SAEs), and adverse event of special interest (AESI) (pediatric MIS C) throughout the study period.
Phase 3 Pivotal Study (WBS 1.4.3.1)
Phase 3 Pivotal Study (WBS 1.4.3.1). The Phase 3 mRNA-1273-P301 study will confirm the trends observed during the Phase 1 and 2 trials, evaluating safety and efficacy in a larger number of subjects aged 18 and above. Approximately 30,000 subjects will be enrolled according to 1:1 randomization (active: placebo). Primary objectives will be 1) to demonstrate the efficacy of mRNA-1273 to prevent COVID-19 and 2) to evaluate the safety and reactogenicity of 2 injections of the mRNA-1273 vaccine given 28 days apart. Secondary objectives will evaluate: the efficacy of mRNA-1273 to prevent severe COVID-19; the efficacy of mRNA-1273 to prevent virologically confirmed SARS-CoV-2 infection or COVID-19 regardless of symptomatology or severity; VE against a broad definition of COVID-19 disease; VE to prevent death due to COVID-19 disease; VE against allcause mortality; the efficacy of mRNA-1273 to prevent COVID-19 after the first dose of investigational product (IP); the efficacy of mRNA-1273 to prevent COVID-19 in all study participants, regardless of evidence of prior SARS-CoV-2 infection; the efficacy of mRNA-1273 to prevent asymptomatic SARS-CoV-2 infection.
The sample size of this Phase 3 is driven by the total number of cases to demonstrate VE (mRNA-1273 vs. placebo) to prevent COVID-19. [***]
On issuance of the EUA, in agreement with the FDA and OWS, the P301 study will offer vaccine to participants that were randomized to receive placebo and the study will transition to

Contract #75A50120C00034
Modification P00007
an open label study. All 30K participants will return for a Participant Decision Visit. Participants will complete an updated ICF, a sera and NP swab sample will be collected to test for asymptomatic infection, and participants randomized to the placebo arm will be offered vaccine. After unblinding the sponsor will continue to leverage the clinical trial infrastructure. Doubling the exposed population will reduce the incidence of rare events potentially detectable with high confidence in the trial to approximately 1/10,000 or 0.01%.
Lot to Lot Consistency (WBS 1.4.3.2)
Based on FDA feedback received on 27 Aug this study is no longer required for licensure.
Pediatrics (WBS 1.4.3.3)
Moderna plans to conduct an initial pediatric investigational plan under Pediatric Research Equity Act requirements during the IND phase. A deferral will be requested for children less than 17 years of age at the time of initial BLA approval. Having demonstrated the mRNA-1273 is safe, tolerated and effective in adults, Moderna will test the safety and immunogenicity of mRNA-1273 in a pediatric population with an aged-based step-down design: children will be randomized into one of six treatment arms starting with the adolescents 1017 years of age, then 5-9 years of age, ending with children less than 5. In each age group, approximately 300 children will receive mRNA-1273 vaccine and 100 a placebo as control, for a total of 1200 children in P101. It is assumed subjects will receive a standard dose and regimen of vaccine matched to the adult dose and schedule.
Regulatory (WBS 1.5)
IND Preparation and Filing (WBS 1.5.1.1)
Moderna’s Regulatory Affairs group, in close collaboration with BARDA, will work to draft a comprehensive regulatory master plan to guide the preclinical, CMC and clinical development of mRNA-1273 within the first 90 days of the contract. An original investigational new drug application (IND) will be filed with the United States Food and Drug Administration (FDA) to support the clinical development of the Moderna product from Phase 2 onwards.
IND Maintenance (WBS 1.5.1.2)
The Moderna-owned IND will be maintained to support the desired clinical development plan. As needed, meetings will be conducted to receive feedback and gain concurrence on the specifics of the development activities with the FDA. Moderna will file for Emergency Use Authorization, following the FDA guidance of EUA for COVID-19 vaccines. A product-specific VRBPAC will be held.
BLA Submission (WBS 1.5.2.1)
Moderna will submit a Biologics License Application (BLA) and seek approval for the mRNA-1273 vaccine.
CMC (WBS 1.6)
CTM Manufacture for Phase 2 (WBS 1.6.3.2)
[***]

Contract #75A50120C00034
Modification P00007
Process Development for Late Stage Clinical Supply (WBS 1.6.3.3)
mRNA Process Development
Technical Development will confirm and optimize the process parameters for mRNA manufacture. [***]

[***]

Contract #75A50120C00034
Modification P00007

BLA Readiness (WBS 1.6.3.8)
In support of the Biologics License Application (BLA) due to the nature of the proposed timeline, it is likely that Moderna will need to complete some of process validation activities, primarily process characterization, after the completion of process performance qualification and before BLA filing. Moderna intends to rapidly develop a robust process for clinical manufacturing and PPQ, and then fully describe the acceptable design space for the process prior to BLA filing. Other activities to support this BLA filing, such as completing raw material qualification activities; if not included in the BLA submission, will require a supplement to the initial BLA. In the initial BLA filing Moderna will describe its control strategy to cover the gap between initial BLA filing and the BLA supplement.
Process Development for Full Commercial Scale (WBS 1.6.4.1)
The following section outlines the process development activities [***]. The goal of this work is to demonstrate the capability to produce mRNA-1273 at a scale that can support clinical demand.
[***]

Contract #75A50120C00034
Modification P00007

Controls (Analytical and Validation) (WBS 1.6.5)
Potency Assay Development and Implementation (WBS 1.6.5.1)

[***]

Analytical Method Development and Validation (WBS 1.6.5.2)
Moderna has established a set of analytical methods that are applied to the release and stability testing of intermediates and DP. These methods are sufficient to assure the identity, strength, quality, purity and potency of the final product, and will have been qualified for use for mRNA-1273 as part of the Phase 2 CTM campaign. Robustness of product release and stability methods, structural characterization and identification of impurities to further support product specifications, product comparability assessment will continue to support Phase 3 development and licensure.
Characterization Assay Development and Implementation (WBS 1.6.5.3)
A heightened characterization panel of analytical techniques will be used to assess any process modifications and to confirm process reproducibility for both drug substance and drug product during process development and scale up. As the applicability of the methods used in the heightened panel to elucidate quality attributes of drug substance and drug product is determined, these methods may be elevated to the respective release panel.
Stability Studies (WBS 1.6.5.4)
Throughout the program, many studies will be undertaken [***]. This includes studies using development bench scale material, engineering lot material, and GMP material. This body of data will be used to apply interim and long-term shelf life to the drug product and process intermediates.